Exhibit 99.1

Climb Bio Reports Fourth Quarter and Year-End 2024 Financial Results and Provides Business Updates

Received Clearance from the U.S. Food and Drug Administration (FDA) for Clinical Trials of Budoprutug in Primary Membranous Nephropathy (pMN), Immune Thrombocytopenia (ITP), and Systemic Lupus Erythematosus (SLE)

Completed Studies to Support Process Optimization through Cell Line Switch for Budoprutug and Filed Additional Patent Applications to Further Strengthen Intellectual Property Position

Expanded Pipeline to Include CLYM116, an Anti-APRIL (A PRoliferation-Inducing Ligand) Monoclonal Antibody for Treatment of IgA Nephropathy (IgAN)

Appointed Perrin Wilson, Ph.D. as Chief Business Officer

Ended 2024 in a Strong Financial Position, with Cash Runway Expected Through 2027

WELLESLEY HILLS, MASS., (GLOBE NEWSWIRE) – March 25, 2025 – Climb Bio, Inc. (Nasdaq: CLYM), a clinical stage biotechnology company developing therapeutics for patients with immune-mediated diseases, today reported financial results for the quarter and year ended December 31, 2024, provided a business update, and reiterated anticipated program milestones.

“2024 was a transformational year for Climb Bio, as we rebranded the company and embarked on our mission to bring more inspired medicines to patients living with immune-mediated diseases,” said Aoife Brennan, President and CEO of Climb Bio. “Our momentum continues in 2025, which marks a critical year of execution across our portfolio. Our cornerstone asset, budoprutug, a potentially best-in-class anti-CD19 monoclonal antibody, is being developed for three initial indications: pMN, ITP, and SLE, each of which represents a significant opportunity where we believe budoprutug is differentiated and uniquely positioned to deliver meaningful outcomes for patients. With regulatory clearance from the FDA now in place for clinical trials in all three indications, we have begun initiating clinical trials and expect to begin dosing patients later this year.”

Dr. Brennan continued, “Additionally, we recently in-licensed a second asset, CLYM116, a potential best-in-class anti-APRIL monoclonal antibody currently in Investigational New Drug (IND)-enabling studies for the treatment of IgAN and other B-cell mediated diseases. We remain focused on progressing this program towards the clinic and expect to share initial preclinical data in the second half of 2025. With two highly differentiated assets in our pipeline, a strong balance sheet, and a deeply experienced team, we are well positioned to execute on our goals and advance new treatment options for the approximately 50 million people in the U.S. living with immune-mediated diseases.”

Recent Highlights

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FDA Clearance for budoprutug Phase 2 pMN clinical trial. The Company received clearance from the FDA to initiate a Phase 2 clinical trial of budoprutug in patients with pMN. This open-label, dose-ranging trial is designed to further evaluate the efficacy and safety of budoprutug in pMN.

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FDA Clearance of budoprutug IND in ITP. The Company received clearance from the FDA of its IND, allowing the Company to initiate a Phase 1b/2a clinical trial of budoprutug in patients with ITP. This open-label, dose escalation and expansion trial is designed to evaluate the safety, tolerability, pharmacokinetics, pharmacodynamics, and preliminary clinical efficacy of budoprutug in ITP.

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Completed studies supporting a cell line switch for budoprutug and filed patent applications to strengthen intellectual property position. The Company is advancing the manufacturing process for budoprutug to support later stage clinical development and recently completed studies supporting a cell line switch that allows for improved productivity and scalability. The material from the new process has been cleared by the FDA for use in clinical trials. The Company has filed multiple patent applications that relate to the new manufacturing process, new uses of budoprutug, and new formulations. The patents that may be issued from these pending patent applications are expected to expire in 2045.

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Expanded pipeline to include CLYM116, an antibody targeting the APRIL pathway for IgAN. In January 2025, Climb Bio entered into a technology transfer and exclusive license agreement with Beijing Mabworks Biotech Co., Ltd. (NEEQ Code: 874070, Mabworks) for the rights to develop and commercialize CLYM116 in the territory outside of Greater China. CLYM116 is a highly potent, Fc-engineered antibody which has the potential to enable more rapid, deep and durable inhibition of APRIL signaling through its novel, pH-dependent mechanism of action.

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Appointed Perrin Wilson, Ph.D. as Chief Business Officer in February 2025. Dr. Wilson has over 17 years of experience in the pharmaceutical and biotech industry and has deep expertise in business development and commercial strategy. During her career, she has led brand strategy and launch preparations and has overseen multiple successful acquisitions and integrations.

Portfolio Overview and Anticipated Key Milestones

•	Budoprutug: anti-CD19 monoclonal antibody designed for a broad range of B-cell mediated diseases.

•

Primary membranous nephropathy (pMN): pMN is an IgG4 mediated disease, with no approved treatment options. A Phase 1b trial of budoprutug in pMN has been completed and the Company has received clearance from the FDA to initiate a Phase 2 clinical trial. The Company anticipates dosing its first patient in this study in the second half of 2025.

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Immune thrombocytopenia (ITP): ITP is an IgG 1-3 immune-mediated disorder where there is compelling proof-of-concept validating the clinical rationale for using B-cell depletion therapies. The Company now has clearance from the FDA to initiate a Phase 1b/2a clinical trial of budoprutug in ITP and anticipates dosing its first patient in the first half of 2025.

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Systemic lupus erythematosus (SLE): SLE is a complex, chronic systemic disease affecting multiple organ systems where there is proof-of-concept for a CD19-targeted approach. Following the Company’s receipt of clearance of the IND for SLE in October 2024, the Company remains on track to initiate a Phase 1b clinical study of budoprutug for SLE and anticipates dosing its first patient in the first half of 2025.

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Subcutaneous formulation: Budoprutug has been successfully formulated above 175 mg/ml while maintaining low viscosity, creating an opportunity to pursue a dosing form that potentially features a low volume injection. The Company plans to share additional non-clinical data for the subcutaneous program in the first half of 2025 and plans to progress the subcutaneous program into clinical development in the second half of 2025.

•	CLYM116: anti-APRIL monoclonal antibody for IgAN and other B-cell mediated diseases.

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IgA nephropathy (IgAN): IgAN is an autoantibody mediated disease caused by deposition of immune complexes, comprising IgA and IgG, in the glomeruli, where there is clinical validation for an APRIL targeted approach. IND-enabling studies for CLYM116 are ongoing and the Company expects to share initial preclinical data from this program in the second half of 2025.

Fourth Quarter and Full Year 2024 Financial Results

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Cash Position: Cash, cash equivalents and marketable securities were $212.5 million as of December 31, 2024, as compared to $106.8 million as of December 31, 2023. Cash, cash equivalents and marketable securities are expected to fund operations through 2027.

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Acquired In-Process Research and Development expense: Acquired in-process research and development expense was $51.7 million for the full year ended December 31, 2024 relating to the Company’s acquisition of Tenet Medicines, Inc. in June of 2024.

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Research and Development (R&D) expenses: R&D expenses were $6.0 million for the three months ended December 31, 2024, and $14.3 million for the full year 2024, compared to $3.1 million and $15.4 million for comparable periods in 2023, respectively.

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General and Administrative (G&A) expenses: G&A expenses were $5.0 million for the three months ended December 31, 2024, and $16.0 million for the full year 2024, compared to $2.0 million and $24.9 million for comparable periods in 2023, respectively.

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Other income, net: Other income, net was $2.5 million for the three months ended December 31, 2024, and $8.1 million for the full year 2024, compared to $1.5 million and $5.2 million for comparable periods in 2023, respectively.

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Net loss: Net loss was $8.4 million for the three months ended December 31, 2024, and $73.9 million for the full year 2024, compared to $3.6 million and $35.1 million for comparable periods in 2023, respectively. Net loss for the full year 2024 included $51.7 million of acquired in-process research and development expenses, while net loss for the full year 2023 included restructuring costs of $18.8 million, of which $3.8 million was included in R&D expenses and $15.0 million in G&A expenses.

About Climb Bio, Inc.

Climb Bio, Inc. is a clinical-stage biotechnology company developing therapeutics for patients with immune-mediated diseases. The Company’s pipeline includes, budoprutug, an anti-CD19 monoclonal antibody that has demonstrated B-cell depletion and has potential to treat a broad range of B-cell mediated diseases, and CLYM116, an anti-APRIL monoclonal antibody currently in IND-enabling studies for IgA nephropathy. For more information, please visit climbbio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding: future expectations, plans and prospects for Climb Bio; expectations regarding the therapeutic benefits, clinical potential and clinical development of budoprutug and CLYM116; the trial design for the planned clinical trials of budoprutug; the anticipated timelines for initiating clinical trials of budoprutug for primary membranous nephropathy, immune thrombocytopenia and systemic lupus erythematosus; plans to optimize the administration of budoprutug; the anticipated benefits of Climb Bio’s license agreement with Mabworks; the sufficiency of Climb Bio’s cash resources for the period anticipated; and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” “will,” “working” and similar expressions. Forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. Climb Bio may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. These risks and uncertainties include, but are not limited to, important risks and uncertainties associated with: the ability of Climb Bio to timely and successfully achieve or recognize the anticipated benefits of its acquisition of Tenet Medicines, Inc. and its license agreement with Mabworks; changes in applicable laws or regulation; the possibility that Climb Bio may be adversely affected by other economic, business and/or competitive factors; Climb Bio’s ability to advance budoprutug and CLYM116 on the timelines expected or at all and to obtain and maintain necessary approvals from the U.S. Food and Drug Administration and other regulatory authorities; obtaining and maintaining the necessary approvals from investigational review boards at clinical trial sites and independent data safety monitoring boards; replicating in clinical trials positive results found in early-stage clinical trials; competing successfully with other companies that are seeking to develop treatments for primary membranous nephropathy, immune thrombocytopenia, systemic lupus erythematosus, IgA nephropathy and other immune-mediated diseases; maintaining or protecting intellectual property rights related to budoprutug, CLYM116 and/or its other product candidates; managing expenses; and raising the substantial additional capital needed, on the timeline necessary, to continue development of budoprutug, CLYM116 and any other product candidates Climb Bio may develop. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Climb Bio’s actual results to differ materially from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties and other important factors, in Climb Bio’s most recent filings with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Climb Bio’s views as of the date hereof and should not be relied upon as representing Climb Bio’s views as of any date subsequent to the date hereof. Climb Bio anticipates that subsequent events and developments will cause Climb Bio’s views to change. However, while Climb Bio may elect to update these forward-looking statements at some point in the future, Climb Bio specifically disclaims any obligation to do so, except as required by law.

Investors

Chris Brinzey

ICR Healthcare

chris.brinzey@icrhealthcare.com

339-970-2843

Media

Jon Yu

ICR Healthcare

jon.yu@icrhealthcare.com

475-395-5375

Climb Bio, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 31, 2024	December 31, 2023
Assets
Cash, cash equivalents, and marketable securities	$212,529	$106,798
Other assets	4,658	3,671

Total assets	$217,187	$110,469

Liabilities and stockholders’ equity
Liabilities	$5,306	$2,870
Total stockholders’ equity	211,881	107,599

Total liabilities and stockholders’ equity	$217,187	$110,469

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Operating expenses:
Acquired in-process research and development, related party	$—	$—	$51,659	$—
Research and development	5,959	3,127	14,336	15,411
General and administrative	4,952	1,995	16,025	24,864

Total operating expenses	$10,911	$5,122	$82,020	$40,275

Loss from operations	(10,911)	(5,122)	(82,020)	(40,275)

Other income, net	2,495	1,481	8,123	5,156

Net loss	$(8,416)	$(3,641)	$(73,897)	$(35,119)

Net loss per share, basic and diluted	$(0.13)	$(0.13)	$(1.53)	$(1.30)